Exhibit 10.6

February 24, 2009

Dear Ahmed:

On behalf of the Company's Board of Directors, I am pleased to make you an offer to join the Company as its Chief Medical Officer. The purpose of this letter is to clarify the terms of your employment with the Company, including your compensation level and benefit entitlements.

1.    Employment and Duties.

A. The Company will employ you as Chief Medical Officer, beginning on or about March 2, 2009, and you will accordingly make yourself available on a full-time basis to assume that position on or before such date. In that position, you will report directly to the President and COO, although this is subject to change at the discretion of the Board of Directors.

B. You will perform the duties inherent in your position in good faith and to the best of your ability and will render all services which may be reasonably required of you in such position. While you are employed with the company, you will devote your full time and effort to the business and affairs of the Company. Your principal place of operations will be at the Company's offices located in Sunnyvale, California.

2.    Compensation.

A. Your initial base salary will be at the rate of $315,000 per year. Your base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.

B. You will receive a one-time hire-on bonus of $25,000. The payment of this bonus is contingent upon your acceptance of this employment letter by February 26, 2009, as indicated by your acceptance signature on this offer. Please note this payment is consifered income and will be subject to normal withholding tax.

Please note that should you voluntarily terminate your employment with Pharmacyclics, Inc. within twelve (12) months of your date of hire, you agree by signing this employment offer to repay Pharmacyclics, Inc. the full hire-on bonus. Furthermore, by signing this employment offer you authorize Pharmacyclics, Inc. to deduct the amount of this bonus from your final paycheck and agree to repay Pharmacyclics, Inc. the amount not covered by the final paycheck within thirty (30) days of your termination date.

C. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

D. The Company will deduct and withhold, from the base salary and bonuses payable to you hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

3.    Employee Stock Options. As soon as possible after you join the Company as Chief Medical Officer, you will be granted a stock option to purchase 300,000 shares of Pharmacyclics Common Stock. The option will have an exercise price equal to 100% of the fair market value of Pharmacyclics' Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The option will become exercisable as follows: the option will become exercisable for 75,000 shares upon completion of one year of service after your date of hire, the option will become exercisable for the remaining 225,000 shares in a series of 36 equal successive monthly installments upon completion of each month of service thereafter. All vesting under your option will cease upon your termination of employment. The remaining terms and conditions of your option will be in accordance with the standard provisions for stock option grants under the Company's Stock Option Plan.

4.    Expense Reimbursement. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.

5.    Fringe Benefits. You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan and the Employee Stock Purchase Plan, which are made available to executive officers of the Company and for which you otherwise qualify.

6.    Vacation. You will accrue paid vacation benefits in accordance with Company policy in effect for executive officers.

7.    Restrictive Covenants. During the period of service as Chief Medical Officer:

  you will devote your full working time and effort to the performance of your duties; and

  except as approved by the Chairman & CEO, you will not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company.

However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services.

8.    Proprietary Information. Upon the commencement of your services as Chief Medical Officer, you will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

9.    Termination of Employment.

A. Your employment pursuant to this agreement will be entirely at will.

B. The Company may terminate your employment under this agreement at any time for any reason, with or without cause (as defined below), by providing you with at least thirty (30) days prior written notice. However, such notice requirement will not apply to the termination of your employment for cause pursuant to subparagraph D below.

C. You may terminate your employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company.

D. The Company may at any time, upon written notice, terminate your employment hereunder for cause. Such termination will be effective immediately upon such notice.

For purposes of this agreement, your employment with the Company will be deemed to have been involuntarily terminated for cause if your services are terminated by the Company for one or more of the following reasons:

  acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or failure to correct any material deficiency in the performance of your services as Chief Medical Officer within thirty (30) after written notification of such deficiency from the Board, or misappropriation or unauthorized disclosure or use of the Company's proprietary information.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

Very truly yours,

PHARMACYCLICS, INC.

By /s/ Glenn C. Rice

Title: President and COO

ACCEPTED BY AND AGREED TO

Signature: /s/ Ahmed Hamdy

Dated: February 26, 2009

March 12, 2009

Ahmed Hamdy, MD
VIA HAND DELIVERY

Re : Addendum to Offer Letter Dated February 24, 2009

Dear Dr. Hamdy:

The purpose of this letter is to clarify the terms of your proposed employment with the company. The following section is to be modified:

3. Employee Stock Options. As soon as possible after you join the Company as Chief Medical Officer, you will be granted a stock option to purchase 300,000 shares of Pharmacyclics Common Stock. The option will have an exercise price equal to 100% of the fair market value of Pharmacyclics' Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The option vests in four equal annual installments beginning on your date of hire, subject to satisfaction of certain performance criteria with respect to each annual period. All vesting under your option will cease upon your termination of employment. The remaining terms and conditions of your option will be in accordance with the standard provisions for stock option grants under the Company's Stock Option Plan.

Except as set forth above, all terms and conditions of the Offer Letter dated February 24, 2009 will remain in full force and effect.

Very truly yours,

PHARMACYCLICS, INC.

By /s/ Robert W. Duggan

Title: Chairman and Chief Executive Officer

ACCEPTED BY AND AGREED TO

Signature: /s/ Ahmed Hamdy

Dated: March 10, 2009